Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS RECORD SECOND QUARTER AND SIX MONTHS 2015 FINANCIAL RESULTS

Company posts 37th consecutive quarter of improved earnings

ATLANTA, GEORGIA, July 29, 2015: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today reported unaudited financial results for its second quarter and six months ended June 30, 2015.

The Company recorded second quarter revenues of $392.2 million, an increase of 6.2% over the prior year’s second quarter of $369.4 million. Net income increased 10.3% to $45.1 million or $0.21 per diluted share for the second quarter ended June 30, 2015 compared to $40.9 million or $0.19 per diluted share for the same period in 2014.

Rollins’ revenues rose 5.9% for the first six months of 2015 to $723.1 million compared to $682.7 million for the prior year. Net income for the first six months of 2015 was $75.4 million, an increase of 13.1%, or $0.34 per diluted share compared to $66.6 million or $0.30 per diluted share for the same period last year.

Commenting on the Company’s results, Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “The continued revenue and profit growth that we experienced in the quarter and first half of 2015 is a testament to the success we are having with our sales and service programs. We are committed to continuous improvement in all areas of our business. A good example is our investment in new IT technologies which will have a tremendous ongoing impact on the improvement of our customers’ service delivery and the company’s growth rate. We are on track and dedicated to achieve our financial goals for the year.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, TruTech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 600 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s success of our sales and service programs; commitment to continuous improvement; impact of our investment in new IT technologies on customers’ service delivery and company’s growth rate; being on track and dedicated to achieve the financial goals for the year. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At June 30, (unaudited)	2015	2014
ASSETS
Cash and cash equivalents	$109,684	$101,519
Trade accounts receivables, net	88,267	86,156
Financed receivables, net	14,059	12,821
Materials and supplies	14,034	13,136
Deferred income taxes, net	40,636	40,781
Other current assets	32,377	19,052
Total Current Assets	299,057	273,465
Equipment and property, net	110,375	94,678
Goodwill	269,867	255,515
Customer contracts and other intangible assets, net	132,395	139,231
Deferred income taxes, net	8,614	4,564
Financed receivables, long-term, net	14,370	12,955
Prepaid pension	—	10,393
Other assets	14,083	13,788
Total Assets	$848,761	$804,589

LIABILITIES
Accounts payable	$28,550	$27,972
Accrued insurance, current	27,347	24,212
Accrued compensation and related liabilities	69,295	63,408
Unearned revenue	107,327	105,455
Other current liabilities	31,416	38,384
Total Current Liabilities	263,935	259,431
Accrued insurance, less current portion	28,210	31,340
Accrued pension	26,045	475
Long-term accrued liabilities	33,328	37,801
Total Liabilities	351,518	329,047

STOCKHOLDERS’ EQUITY
Common stock	218,595	218,640
Retained earnings and other equity	278,648	256,902
Total stockholders’ equity	497,243	475,542
Total Liabilities and Stockholders’ Equity	$848,761	$804,589

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
REVENUES
Customer services	$392,150	$369,357	$723,059	$682,745
COSTS AND EXPENSES
Cost of services provided	190,209	182,642	358,252	343,950
Depreciation and amortization	11,245	10,608	22,026	20,822
Sales, general and administrative	118,622	110,752	224,197	211,584
Gain on sale of assets, net	(194)	(230)	(249)	(478)
Interest income, net	(66)	(86)	(113)	(162)
	319,816	303,686	604,113	575,716
INCOME BEFORE INCOME TAXES	72,334	65,671	118,946	107,029
PROVISION FOR INCOME TAXES	27,261	24,811	43,592	40,403
NET INCOME	$45,073	$40,860	$75,354	$66,626

NET INCOME PER SHARE - BASIC AND DILUTED	$0.21	$0.19	$0.34	$0.30

Weighted average shares outstanding - basic and diluted	218,613	218,813	218,577	218,899

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Second Quarter and Six Months 2015 results on

Wednesday, July 29, 2015 at:
10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 888-505-4368 domestic;

719-457-1035 international
at least 5 minutes before start time.

REPLAY: available through August 5, 2015

Please dial 888-203-1112/719-457-0820, Passcode: 3030827

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com